UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2010

Beach First National Bancshares, Inc.
 (Exact name of registrant as specified in its charter)

South Carolina	000-22503	57-1030117
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3751 Robert M. Grissom Parkway, Suite 100, Myrtle Beach, South Carolina	29577
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (843) 626-2265

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.

On April 9, 2010, the Office of the Comptroller of the Currency (the “OCC”) closed Beach First National Bank (the “Bank”), which is a wholly owned national banking association subsidiary of Beach First National Bancshares, Inc. (the “Company”), and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of the Bank. The Company’s principal asset is the common stock that it owns in the Bank, and, as a result of the closure of the Bank, the Company has very limited remaining tangible assets.  As the owner of all of the capital stock of the Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or its assets by the FDIC.  However, at this time, the Company does not anticipate that any recovery will be realized by the Company. Accordingly, the Company’s common stock is likely to be of no value.

In connection with the closure of the Bank, the FDIC issued a press release, dated April 9, 2010, announcing the following:

•	The FDIC entered into a purchase and assumption agreement with the Bank of North Carolina, Thomasville, North Carolina (“Bank of North Carolina”) to assume all of the deposits of the Bank. Accordingly, all depositors of the Bank, including those with deposits in excess of the FDIC’s insurance limits, will automatically become depositors of Bank of North Carolina for the full amount of their deposits, and they will continue to have uninterrupted access to the Bank’s deposits. Depositors will continue to be insured with Bank of North Carolina, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•	The Bank’s seven offices reopened on Monday, April 12, 2010, as branches of Bank of North Carolina. However, for a period of time, customers of the Bank should continue to use their existing locations until Bank of North Carolina can fully integrate the deposit records of the Bank.

•	In addition to assuming all of the deposits of the Bank, Bank of North Carolina will purchase essentially all of the Bank’s assets pursuant to a loss-share transaction of approximately $497.9 million of the Bank’s assets. The loss-share transaction provides for the Bank of North Carolina and the FDIC to share in the losses on the assets covered under this agreement.

•	Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s web site located at http://www.fdic.gov/bank/individual/failed/beachfirst.html, or call the FDIC toll-free at (800) 823-3215.

A complete copy of the FDIC’s press release can be found on the Internet at http://www.fdic.gov/bank/individual/failed/beachfirst.html. The management teams of the Company and the Bank have been working closely with the OCC, the FDIC and Bank of North Carolina to make the transition as smooth as possible for the Bank’s customers.

In connection with the receivership of the Bank, both the Company and the Bank expect to receive notices from substantially all of the counterparties (including, without limitation, lenders) to the Company’s and/or Bank’s material agreements, of alleged events of default under those agreements, and of those counterparties’ intentions to terminate those agreements or accelerate the Company’s and/or the Bank’s performance of those agreements.  The Company and/or the Bank may dispute certain of those notices.  However, in the event of a default by the Company and/or Bank under one or more of those material agreements, or in the event of the termination of one or more of the material agreements, the Company’s and/or Bank’s financial and other obligations under such agreements may be accelerated.  The Company and/or Bank may be subject to penalties under those agreements and also may suffer cross-default claims from counterparties under the Company’s and/or Bank’s other agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACH FIRST NATIONAL BANCSHARES, INC.

By: /s/ Gary S. Austin
Name: Gary S. Austin
Title: Chief Financial Officer

Dated: April 12, 2010